Exhibit 99.1

Amplify Energy Appoints Two New Independent Directors

HOUSTON, April 7, 2022 – Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) announced the appointment today of Deborah (“Debbie”) G. Adams and Eric T. Greager to the Amplify Board of Directors (“Board”). Ms. Adams and Mr. Greager join the Board following a comprehensive process, conducted with the assistance of a nationally recognized board recruitment firm, to complement the Board’s existing credentials and qualifications.

Ms. Adams was most recently the Senior Vice President of Health, Safety, and Environmental (“HSE”), Projects and Procurement at Phillips 66, where she oversaw all regulatory affairs and processes.

Mr. Greager is the former President, Chief Executive Officer, and Executive Director of Civitas Resources, Inc., and was the Vice President and General Manager at Encana Oil and Gas.

“We are delighted to have Debbie and Eric, two proven leaders and experienced directors in the oil and gas industry, join the Board,” commented Chris Hamm, Amplify’s Chairman. “These appointments will serve Amplify and its shareholders extremely well in the years to come.”

Ms. Adams will serve on the Nominating and Governance Committee and Mr. Greager will serve on the Compensation Committee.

With these appointments, the Board will be comprised of seven directors, six of whom are independent. Collectively, the directors have broad experience in the oil and gas industry, HSE, regulatory affairs, environmental stewardship, risk management, capital markets, mergers and acquisitions, commodity hedging and law. In addition, one of our directors is a direct representative of our largest shareholder, Avenue Capital Group.

About Deborah Adams

Ms. Adams has over 35 years of energy industry experience, as a leader with particular focus on health, safety, and sustainability, project management, procurement, and transportation. Prior to retirement, Ms. Adams served as Senior Vice President of Health, Safety, and Environmental, Projects and Procurement at Phillips 66 from June 2014 to October 2016. In this role, Ms. Adams oversaw all regulatory affairs and processes, reported directly to the Company’s CEO, and regularly presented to the Board of Directors. She was responsible for improved safety performance across the entire company along with overseeing a number of new facilities projects worth over a billion dollars, all completed on budget and on time. Prior to this role, Ms. Adams held roles of increasing responsibility, including President Transportation and Chief Procurement Officer, at Phillips 66 and predecessor companies since 1983. Ms. Adams currently serves on the board of directors of EnLink Midstream (NYSE:ENLC) and MRC Global (NYSE:MRC) and previously served on the board of directors of Gulfport Energy (NYSE:GPOR). She also currently serves on the board of directors of Austin Industries, a privately-held, employee-owned construction company. Ms. Adams previously served her alma mater, Oklahoma State University, as a member of the foundation board of trustees. Ms. Adams also serves as a member of the Advisory Board for the TriCities Chapter of the National Association of Corporate Directors (“NACD”). Ms. Adams holds a Bachelor of Science in Chemical Engineering from Oklahoma State University.

About Eric Greager

Mr. Greager is an accomplished energy industry executive with nearly 30 years of operational experience. He is the former President, Chief Executive Officer, and Executive Director of Civitas Resources, Inc. (NYSE:CIVI) (formerly Bonanza Creek Energy, Inc.), a position he held from 2018 to 2022. Prior to joining Bonanza Creek / Civitas, Mr. Greager was a Vice President and General Manager at Encana Oil and Gas. At Encana, which he joined in 2006, he served in various management and executive positions. Prior to Encana, Mr. Greager spent two years at Dominion Resources and over eleven years at Helmerich & Payne, Inc. He has previously served as a board member at Encana Procurement Inc., Encana Oil & Gas (USA) Inc., Western Energy Alliance, Colorado Oil and Gas Association, Hunter Ridge Energy Services and the Texas Parks and Wildlife Foundation. Mr. Greager holds a Master’s degree in Economics from the University of Oklahoma, a Bachelor of Science in Engineering from the Colorado School of Mines, and is a licensed professional engineer.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com